Private & Confidential

Ms Candace Wernick

904 5th St. #4

Santa Monica, CA 90403

13 July 2013

Dear Ms Wernick,

APPOINTMENT AS CHIEF FINANCIAL OFFICER

On behalf of Seven Arts Entertainment Inc (“Seven Arts”), I have pleasure in confirming your engagement on a part time basis on the following terms:

1.	Job title

a)	Your title is Chief Financial Officer.

2.	Start of employment

a)	Your employment starts on 15 July 2013. Your period of continuous service begins on 15 July 2013 and not before although this agreement is an extension of the consulting services you have provided through the date of this agreement

b)	The term of this agreement shall be for one year that shall be automatically extended, unless terminated by written notice from either party within 30 days prior to end of annual anniversary.

3.	Salary

a)	Seven Arts will pay you a fee (“Fees”) of twenty thousand dollars ($25,000), based on an estimated 100 hours of service for each quarterly filing and sixty thousand dollars ($60,000) based on an estimated 240 hours of service for each annual filing. This Fee shall accrue from the date of the execution of this Agreement, and the payment of such accrual shall be due upon the filing of the relevant Form 10Q or Form 10K. Any additional work requested, including in connection with any SEC registration statement, proxy statement or other filing with the SEC, or any mergers or acquisitions, shall be provided at the Consultant’s standard hourly rate of $250.

b)	Seven Arts will also pay you a Fee of thirty-two thousand dollars ($32,000) per annum for two days of work per month on site in our office at 8439 Sunset Boulevard, Suite 402, Los Angeles, CA 90069.

b)	Seven Arts will pay you six thousand dollars ($6,000) per month which shall be applied against any outstanding amounts in connection with the Fees described above.

c)	Seven Arts warrants that there shall be no more than $20,000 of unpaid Fees accrued at any given time. If at any time the amount of unpaid Fees is in excess of $20,000, it is understood you will stop working for the Company until such time as the unpaid Fees are brought current.

4.	Place of work

Ms Candace Wernick

July 2013

a)	You may choose your place of work in Los Angeles, California except for the two days a month that you are required to work at 8439 Sunset Boulevard, Suite 402, Los Angeles, CA 90069. . Occasional travel to other Seven Arts offices and clients worldwide is part of this role.

5.	Hours of work

a)	Your hours of work will be determined by you so long as you fulfil the requirements of your job.

b)	You are required to be flexible in your working times in accordance with the requirements of the Seven Arts including working evenings and weekends. You will be required to work additional hours as and when necessary, which shall be in accordance with the Salary section.

6.	Return of Seven Arts property

a)	Whenever requested by the Seven Arts and in any event on the termination of your employment, you must promptly return any Seven Arts property including all information relating to the Seven Arts’s clients, services, business plans and policies. This includes all documents, computer records and other records belonging to the Seven Arts which have been prepared by you or have come into your possession in the course of your employment and you must not retain any copies that contain confidential information about Seven Arts. If you create a document that could be considered a template and does not violate the confidentiality provisions herein then you shall be entitled to retain a copy of such document.

b)	If you do not return everything, you agree that the Seven Arts can deduct a cash equivalent from your final salary or any money due to you when you leave.

7.	Data protection

a)	As part of your employment and for any legitimate purpose associated with your employment, we will keep and process personal information including sensitive data about you. We maintain appropriate safeguards to ensure the security and confidentiality of all personal information held.

b)	This data will only be made available to authorised persons within the Seven Arts, parties providing services to the Seven Arts (such as pension, benefits and payroll administrators), regulatory authorities and as required by law. The Seven Arts may, as appropriate, transfer such data to and from any of its associated companies.

c)	You have the right, with limited exceptions, to access and, if necessary, update the personal information held about you. To make sure that our records are kept up-to-date, you must tell us immediately in writing of any changes to your personal details or circumstances.

8.	E-mail, the Internet and telephone calls

a)	The Seven Arts monitors telephone calls, electronic communications and information viewed or transmitted on computers and networks used for Seven Arts business. If you choose to use e-mail, the internet or make telephone calls for personal purposes, you should not expect privacy. You must ensure that you are fully aware of the Seven Arts’s E-mail and Internet Policy outlined in the enclosed Internal Controls Manual.

Ms Candace Wernick

July 2013

9.	Confidentiality of information

a)	Subject as set out below you shall, during your employment and after its termination, observe strict secrecy as to the affairs and dealings of the Seven Arts and (1) shall not during your employment, except in the performance of your duties of employment or after its termination, without the prior written consent of the Seven Arts, make use of or divulge to any person and (2) during your employment, shall use your best endeavours to prevent the publication or disclosure of:

i)	details of the requirements of contractors (whether they be clients, suppliers, consultants or other contractors) of the Seven Arts including, without limitation, the fees and commissions charged to or by them and the terms of business with them;

ii)	any information or document relating to:

-	the Seven Arts's expansion plans, business strategy and marketing plans;

-	the Seven Arts's financial information, results and forecasts;

-	the Seven Arts's employees and officers and of the remuneration and other benefits paid to them;

-	any incident or investigation relating to the Seven Arts's operations or business;

iii)	information relating to pitches and tenders contemplated, offered or undertaken by the Seven Arts;

iv)	confidential reports or research commissioned by or provided to the Seven Arts;

v)	any trade secrets of the Seven Arts including know-how and confidential transactions;

vi)	details of any project or any information relating to the production methods, tools and techniques used by the Seven Arts in the course of its business;

vii)	information relating to the research activities, inventions, secret processes, designs, formulae and product lines undertaken by or on behalf of the Seven Arts; and

viii)	any information which you are told is confidential and any information which has been given to the Seven Arts in confidence by clients, suppliers or other persons.

b)	The obligations contained in this clause shall apply to the information, reports, research, lists and secrets unless and until such information, reports, research, lists and secrets shall have come into the public domain otherwise than as a result of direct or indirect disclosure by you in breach of the terms of this clause.

c)	You must not publish any literature, deliver any lecture or make any communication to the media (including the press, radio, television or the internet) relating to the Seven Arts's business or to any matters to which the Seven Arts may be concerned without the prior written authority of the Seven Arts's Chief Executive Officer.

d)	Except in the proper performance of your duties, you will neither during your employment nor at any time afterwards disclose or use for your own personal use or those of any other person, Seven Arts, business entity or organisation, any information of a confidential nature relating to the Seven Arts, its customers, employees or any person having dealings with the Seven Arts and which comes to your knowledge either directly or indirectly during the course of your employment, without the prior consent of the Chief Executive Officer.

Ms Candace Wernick

July 2013

e)	If you fail to safeguard the confidentiality of such information relating to the Seven Arts, its clients or employees, this will be regarded as a breach of disciplinary rules and may result in disciplinary action, including dismissal.

10.	Intellectual Property

a)	'Intellectual property' means all interest and title in and rights to improvements, inventions, processes, systems, designs, production practices, software code, patents, copyrights, trade marks, design rights, technical information and know-how devised, written, made, suggested or found by you at any time whether or not prior to the date of this agreement and whether solely or jointly and whether or not relating to the business or operations of the Seven Arts from time to time or any work done by you for the Seven Arts.

b)	You now assign to the Seven Arts all and any interest, title and rights you have or may have in the intellectual property and shall promptly provide such information and assistance (without charge to but at the expense of the Seven Arts) to obtain, maintain and enforce protection for the intellectual property anywhere in the world including executing any documents necessary to vest in the Seven Arts all and any rights and title to the intellectual property which it is now agreed shall be and remain the property of the Seven Arts.

c)	You now assign with full title guarantee all present and future copyright in all your rights, title and interest in and to all material written, created or devised by you relating to the business or operations of the Seven Arts from time to time or any work done by you for the Seven Arts and all rights of action for damages for infringement of such copyright.

d)	You now irrevocably and unconditionally waive any and all moral rights in and to any material above.

e)	You now appoint the Seven Arts as your attorney to act in your name and on your behalf to execute all deeds and documents as may be required above.

f)	Notwithstanding the foregoing any schedules or documents that may be considered templates can continue to be used by you following the termination of this agreement.

11.	Other employment

a)	You may work, whether directly or indirectly, for another employer or carry out work on any other basis during hours of work for the Seven Arts, so long as you complete your duties hereunder.

b)	You must not engage, whether directly or indirectly, in any business or employment which is similar to or in any way connected or competitive with the business of the Seven Arts outside your hours of work for the Seven Arts without the prior written consent of the Chief Executive Officer.

12.	Gifts

a)	You must not accept gifts, money or hospitality from any person or business with whom or which you are or may be involved in Seven Arts business without first obtaining the prior written permission of the Chief Executive Officer.

13.	Expenses

a)	You will be paid any reasonable expenses incurred on behalf of the Seven Arts on submission and authorisation of an expenses claim form and production of receipts.

Ms Candace Wernick

July 2013

14.	Acknowledgement of receipt

a)	Please note that this is a formal contract of employment on the above terms. These particulars of employment annul any previous agreement whether verbal or written, given to you at any time.

b)	I should be grateful if you would confirm your receipt and acceptance of this contract by returning a signed copy of this letter to me.

Yours sincerely

/s/ Kate Hoffman

Chief Operating Officer

Seven Arts Entertainment Inc

I confirm that I have received and understood the terms of this agreement dated 10 July 2013. I accept the terms of this contract of employment.

I consent to the retention and processing of personal information, including sensitive data, held about me for purposes associated with my employment.

Signed: /s/ Candace Wernick .                          Date: July 15, 2013